Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Nos. 333-36854, 33-88962, and 333-159332 filed on Form S-8) of Comstock Resources, Inc. and in the related Prospectuses of our report dated February 25, 2009 (except as it relates to the effects of the adoption of the accounting standards discussed in the first two paragraphs of New Accounting Standards set forth in Note 1, as to which the date is September 22, 2009), with respect to the consolidated financial statements of Comstock Resources, Inc., included in this Current Report (Form 8-K) dated September 22, 2009.

/s/ ERNST & YOUNG LLP
Dallas, Texas
September 22, 2009